Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the prospectus constituting a part of this registration statement on Form S-3 of Inverness Medical Innovations, Inc. (the “Company”) relating to 692,506 shares of common stock of our report dated August 21, 2003 (except for the matter disclosed in Note 13, for which the date is August 27, 2003) relating to the consolidated financial statements of Applied Biotech, Inc. and subsidiary appearing in the Company’s current report on Form 8-K, as amended, event date August 27, 2003. We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/    BDO SEIDMAN, LLP

Boston, Massachusetts

November 20, 2003